Exhibit 99.1

Company Press Release

Thursday, August 9, 2007

Advant-e Corporation Announces Second Quarter 2007

Results and Share Repurchase Program

Company Reports 11% Increase in Revenue and 5% Net Income Growth over Q2 2006

DAYTON, Ohio, August 9, 2007 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based Electronic Data Interchange and electronic document management software and services today announced financial and operating results for the quarter ending June 30, 2007.

For the second quarter of 2007 the Company reported revenues of $1,481,150, an 11% increase over revenues of $1,333,758 in the second quarter of 2006. The increase in revenue is attributable primarily to continued growth of the Company’s Web EDI services along with growth of EnterpriseEC®, the Company’s electronic trading community connectivity and integration service.

Net income for the second quarter of 2007 was $241,573, or $.04 per share, a 5% increase over net income of $230,855, or $.03 per share for the same period in 2006. Net income increased 84% over the first quarter of 2007.

Jason K. Wadzinski, Chairman and Chief Executive Officer, remarked, “While our primary focus is on growing our top-line revenue, we are also committed to maintaining what we consider an appropriate level of profitability. Our net income increase over last quarter puts us back in an acceptable range and we will continue to monitor our expenses to make sure they are in line with our goals and objectives.”

The Company also announced that its Board of Directors has authorized a share repurchase program for up to $750,000 in fair market value of Advant-e common stock. The shares may be purchased from time to time through June 30, 2008 on the open market or in privately negotiated transactions.

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc is a provider of internet-based Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$1,481,150	1,333,758	2,897,473	2,595,927
Cost of revenue	482,776	369,661	991,344	777,529

Gross margin	998,374	964,097	1,906,129	1,818,398
Marketing, general and administrative expenses	641,471	614,066	1,354,949	1,209,921

Operating income	356,903	350,031	551,180	608,477
Other income, net	32,587	15,414	55,255	32,389

Income before taxes	389,490	365,445	606,435	640,866
Income tax expense	147,917	134,590	233,717	242,305

Net income	$241,573	230,855	372,718	398,561

Basic earnings per share	$0.04	0.03	0.06	0.06

Diluted earnings per share	$0.04	0.03	0.06	0.06

Weighted average shares outstanding	6,478,714	6,403,174	6,478,714	6,403,174

Weighted average shares outstanding, assuming dilution	6,478,714	6,434,196	6,478,714	6,428,439

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2007 (Unaudited)	December 31, 2006
Assets
Current Assets:
Cash and cash equivalents	$2,639,780	2,209,782
Short-term investments	275,726	274,434
Accounts receivable, net	432,193	477,639
Prepaid expenses and deposit	32,758	28,339

Total current assets	3,380,457	2,990,194
Software development costs, net	235,130	247,621
Property and equipment, net	379,428	386,697

Total assets	$3,995,015	3,624,512

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$59,642	66,936
Accrued salaries and other expenses	177,455	157,802
Income taxes payable	110,066	109,642
Deferred income taxes	50,039	53,119
Deferred revenue	116,116	112,846

Total current liabilities	513,318	500,345
Deferred income taxes	150,596	165,784

Total liabilities	663,914	666,129

Shareholders’ equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,478,714 issued and outstanding	6,478	6,478
Paid-in capital	1,641,906	1,641,906
Retained earnings	1,682,717	1,309,999

Total shareholders’ equity	3,331,101	2,958,383

Total liabilities and shareholders’ equity	$3,995,015	3,624,512

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$372,718	398,561
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	100,219	61,746
Amortization of software development costs	27,854	63,088
Loss on disposal of assets	—	24,221
Deferred income taxes	(18,268)	63,678
Purchases of trading securities	(107,507)	—
Proceeds from sales of trading securities	125,968	—
Net unrealized gain on trading securities	(6,376)	—
Net realized gain on sale of securities	(13,377)	(9,005)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	45,446	(81,003)
Prepaid expenses	(4,419)	(15,217)
Accounts payable	(7,294)	16,171
Accrued salaries and other expenses	19,653	52,461
Income taxes payable	424	(359,833)
Deferred revenue	3,270	17,962

Net cash flows from operating activities	538,311	232,830

Cash flows from investing activities:
Purchases of available-for-sale securities	—	(56,943)
Proceeds from sale of available-for-sale securities	—	59,242
Purchases of property and equipment	(92,950)	(154,468)
Software development costs	(15,363)	(137,049)

Net cash flows from investing activities	(108,313)	(289,218)

Net increase (decrease) in cash and cash equivalents	429,998	(56,388)
Cash and cash equivalents, beginning of period	2,209,782	1,763,435

Cash and cash equivalents, end of period	$2,639,780	1,707,047

Supplemental disclosures of cash flow items:
Income taxes paid	$251,561	559,000

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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